EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT
Note: Name of Subsidiaries are indented under name of its parent. Subsidiaries are wholly owned unless otherwise noted. (Director's or other share required by statute in foreign jurisdictions and totaling less than 1% of equity are omitted).

Vishay Precision Foil, Inc.	Delaware
Vishay Precision Foil GmbH	Germany
Vishay Measurements Group GmbH	Germany
Powertron GmbH	Germany

Vishay Measurements Group, Inc.	Delaware
Vishay Transducers, Ltd. (a)	Delaware
Vishay Transducers India Private Limited	India
Pharos de Costa Rica, S.A.	Costa Rica
Vishay Celtron Technologies, Inc.	Taiwan
Vishay Precision España S.L.	Spain
Vishay Precision Asia Investments Pte., Ltd.	Singapore
Vishay Precision Measurement Trading (Shanghai) Co., Ltd.	China
Vishay Celtron (Tianjin) Technologies Co., Ltd.	China
Vishay Tedea-Huntleigh (Beijing) Electronics Co., Ltd.	China
Vishay Precision Foil K.K.	Japan
Alpha Electronics Corp.	Japan

Stress-Tek, Inc.	Washington
Pacific Instruments, Inc.	California

Vishay Precision Israel Ltd.	Israel
Vishay Measurements Group UK Ltd.	England and Wales
Vishay Advanced Technologies Ltd.	Israel
Tedea Huntleigh B.V.	Netherlands
Vishay Precision Transducers India Private Limited	India
Vishay Measurements Group France S.A.S.	France
SCI Vijafranc	France
VPG Systems UK, Ltd.	England and Wales
Vishay Precision Group Canada ULC (b)	Canada
Vishay PM Onboard (Ireland) Limited	Ireland
Vishay MD Technik GmbH	Germany
Vishay Waste Collections Systems B.V.	Netherlands
Vishay Waste Collections Systems NV	Belgium
Vishay PME France SARL	France
Vishay PM Onboard Limited	England and Wales
Vishay Nobel AB	Sweden
Vishay Nobel AS	Norway

(a)    Registrant has a direct ownership interest of 62% in Vishay Transducers, Ltd.
(b)    VPG Systems UK, Ltd. owns 80% and Vishay Transducers, Ltd. owns 20% of Vishay Precision Group Canada ULC